UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

SPARTON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

425 Martingale Road
Suite 2050
Schaumburg, Illinois	60173-2213
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 772-7866

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2014, Sparton Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Cary Wood whereby Mr. Wood, age 47, will continue to serve as the President and Chief Executive Officer of the Company. The Employment Agreement provides for a three year term commencing on October 31, 2014, being the date of termination of his current employment agreement. Mr. Wood is also a member of the Board of Directors of the Company and will be re-nominated for election to the Board at the expiration of each term of office during the term of the Employment Agreement.

Under the terms of the Employment Agreement, the Company will pay Mr. Wood an annual base salary of $575,000. In addition, Mr. Wood will be eligible to receive an annual bonus to the same extent and on the same terms as is generally provided by the Company from time to time to the Company’s other officers, but commensurate with his position and with annual threshold, target and maximum payment opportunities of not less than 42.5%, 85% and 170% of base salary, respectively. Mr. Wood will be entitled to: (i) employee benefits no less favorable than those generally provided to other executives of the Company, including but not limited to nineteen days paid vacation, health, disability and life insurance, and participation in the Company’s 401(k) plan and (ii) reimbursement for his reasonable out-of-pocket business expenses and for reasonable attorney fees up to $10,000 incurred by him in negotiation of the Employment Agreement. Mr. Wood will be eligible for awards under the Company’s long-term incentive program to the same extent and on the same terms as those awards are generally provided by the Company from time to time to its other officers, as determined by the Compensation Committee of the Board of Directors, but commensurate with his position with the Company. The compensation payable to Mr. Wood under the Employment Agreement will be subject to recovery (i.e., clawback) pursuant to policies established by the Board of Directors of the Company and consistent with applicable federal laws.

Upon termination by the Company of Mr. Wood’s employment without Cause (as defined in the Employment Agreement) or upon termination by Mr. Wood for Good Reason (as defined in the Employment Agreement), Mr. Wood will be entitled to receive: (i) payment of base salary for eighteen months after such termination (payable monthly), (ii) his performance bonus for the applicable period, subject to pro rata reduction for the applicable portion of the performance period, if his employment is terminated prior to the last day of an annual performance period relating to a performance bonus and at least six months after the first day of the annual performance period, and (iii) payment of premiums for up to eighteen months of COBRA continuation coverage for Mr. Wood and his dependents. The Company’s failure to offer to extend the term of the Employment Agreement for at least one year on substantially the same terms at least sixty days before the end of the term will be deemed a termination without Cause and Mr. Wood would be entitled to the foregoing payments. The Company’s obligation to make the foregoing payments is subject to Mr. Wood’s execution of a full release of claims related to his employment with the Company and/or his termination or resignation, with the exception of Mr. Wood’s right to indemnification under the Employment Agreement for losses in connection with his employment by the Company and/or service as an officer or director of the Company, the Company’s obligations to be performed by it after his termination or resignation, long-term incentive awards granted prior to his termination or resignation, and certain employee benefits. The Company’s obligation to continue to make payments under (i) and (iii) of this paragraph are subject to Mr. Wood’s assistance with certain claims and compliance with his agreements regarding confidentiality, non-disparagement, non-competition and non-solicitation (described below).

Mr. Wood may voluntarily terminate his employment at any time and for any reason with at least thirty days written notice to the Company (provided that the Company may accelerate the date of termination under such circumstances). Upon such voluntary termination without Good Reason or a termination by the Company of Mr. Wood for Cause, Mr. Wood would only be entitled to receive his base salary through the date of termination. Upon Mr. Wood’s termination or resignation, all rights to unvested stock, options or incentive grants and bonuses will be forfeited except as otherwise provided in the Employment Agreement or applicable award agreement or plan.

Mr. Wood’s agreement contains standard confidentiality and non-disparagement provisions for the benefit of the Company. Mr. Wood is restricted from competing with the Company or soliciting employees, customers or suppliers during the term of the agreement and for a period of eighteen months thereafter.

The description of the Employment Agreement herein is qualified in its entirety by the terms of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement between the Company and Cary B. Wood dated June 20, 2014 and effective October 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTON CORPORATION

Dated: July 1, 2014	By:	/s/ Mark Schlei
Mark Schlei, Senior Vice President and Chief Financial Officer

Index to Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement between the Company and Cary B. Wood dated June 30, 2014 and effective October 31, 2014.